Offer to Purchase for Cash
All Outstanding Shares of Class A Common Stock
Par Value $0.33 Per Share

Of

Cox Radio, Inc.

At

$3.80 Net Per Share

By

Cox Media Group, Inc.,

a Wholly-Owned Subsidiary of

Cox Enterprises, Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 17, 2009, UNLESS EXTENDED.

March 23, 2009

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been appointed by Cox Media Group, Inc., a Delaware corporation (“Media”) and an indirect, wholly-owned subsidiary of Cox Enterprises, Inc., a Delaware corporation (“Enterprises”), to act as Dealer Manager in connection with Media’s offer to purchase all of the outstanding shares of Class A common stock, par value $0.33 per share, of Cox Radio, Inc., a Delaware corporation (“Radio”), not owned by Media (the “Shares”), at a purchase price of $3.80 per Share, net to the seller in cash (such amount, or any greater amount per Share paid pursuant to the Offer, being referred to herein as the “Offer Price”), without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 23, 2009 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the “Offer”) enclosed herewith.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed for your information and use are copies of the following documents:

1. The Offer to Purchase dated March 23, 2009;

2. The Letter of Transmittal, including a Certification of Taxpayer Identification Number on Substitute Form W-9, to be used by holders of Shares in accepting the Offer and tendering Shares;

3. A Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to the American Stock Transfer & Trust Company (the “Depositary”) by the Expiration Date (as defined under “The Tender Offer — Section 1 — Terms of the Offer; Expiration Date” in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

4. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

6. A return envelope addressed to the Depositary.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights expire at 12:00 midnight, New York City time, on April 17, 2009, unless the Offer is extended.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC), (ii) a properly completed and duly executed Letter of Transmittal (or a properly completed and manually signed facsimile thereof) with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) any other required documents.

If holders of Shares wish to tender, but it is impracticable for them to forward their Certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described under “The Tender Offer — Section 3 — Procedures for Tendering Shares” in the Offer to Purchase.

Media will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Media will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients. Media will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to D.F. King & Co., Inc., as the Information Agent, at the address and telephone numbers set forth on the back cover of the Offer to Purchase.

Additional copies of the enclosed material may be obtained from the Information Agent, at (212) 269-5550 (call collect).

Very truly yours,

Nothing contained herein or in the enclosed documents shall constitute you the agent of Media, the Dealer Manager, the Information Agent or the Depositary, or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the documents enclosed herewith and the statements contained therein.

The Offer is not being made to (nor will tenders of Shares be accepted from or on behalf of) holders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction.